Exhibit 10.1
EMPLOYMENT AGREEMENT
This EMPLOYMENT AGREEMENT (this “Agreement”) is made as of March 18, 2008, by and between Cereplast, Inc., a Nevada corporation (the “Company”), and Randy G. Woelfel, an individual (the “Employee”), and is made with respect to the following facts:
R E C I T A L S
A. The Company and the Employee wish to ensure that the Company will receive the benefit of Employee’s loyalty and service.
B. In order to help ensure that the Company receives the benefit of the Employee’s loyalty and service, the parties desire to enter into this formal Employment Agreement to provide the Employee with appropriate compensation arrangements and to assure Employee of employment stability.
C. The parties have entered into this Agreement for the purpose of setting forth the terms of employment of the Employee by the Company.
NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:
1. Employment of Employee and Duties. The Company hereby hires the Employee and the Employee hereby accepts employment upon the terms and conditions described in this Agreement. The Employee shall continue to be the Chief Operating Officer and President of the Company with all of the duties, privileges and authorities usually attendant upon such office, including but not limited to overall supervision of the management of the Company’s operations. Subject to (a) the general supervision of the Chairman of Board of Directors of the Company and its Chief Executive Officer, and (b) the Employee’s duty to report to the Chief Executive Officer on a day to day basis, as specified by it from time-to-time, the Employee shall have all of the authority to perform his employment duties for the Company.
2. Time and Effort. The Employee agrees to devote his full working time and attention to the management of the Company’s business affairs, the implementation of its strategic plan, as determined by the Board of Directors, and the fulfillment of his duties and responsibilities as the Company’s Chief Operating Officer and President. Expenditure of a reasonable amount of time for personal matters and business and charitable activities shall not be deemed to be a breach of this Agreement, provided that those activities do not materially interfere with the services required to be rendered to the Company under this Agreement.
3. The Company’s Authority. The Employee agrees to comply with the Company’s rules and regulations as adopted by the Company’s Board of Directors regarding performance of his duties, and to carry out and perform those orders, directions and policies established by the Company with respect to his engagement. The Employee shall promptly notify the Company’s Chairman of the Board of Directors and Chief Executive Officer of any objection he has to the CEO directives and the reasons for such objection.
4. Noncompetition by Employee. During the term of this Agreement, the Employee shall not, directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, stockholder (in a private company), corporate officer, director, or in any other individual or representative capacity, engage or participate in any business that is in direct competition with the business of the Company or its affiliates.
5. Term of Agreement. This Agreement shall commence to be effective on March 31, 2008 (the “Commencement Date”), and shall continue until April 1, 2011, unless terminated as provided below.

6. Compensation. During the term of this Agreement, the Company shall pay the following compensation to the Employee:
6.1 Annual Compensation. The Employee shall be paid a fixed salary of $350,000 per year, payable in two installments per month, corresponding to the second half of the previous month and the first fifteen (15) days of the current month, respectively, commencing on March 31, 2008. The Employee shall receive an annual seven percent (7%) increase in said fixed salary effective each January 1st during the term of this Agreement starting on January 1, 2010. Until the Company is reaching a cash flow positive position, or at the discretion of the Company’s Board of Directors, the Employee’s monthly installment payments will consist of cash and restricted stock such that an amount of $100,000 of the total amount of annual compensation payable to the Employee will be paid to the Employee in restricted stock. Such payments of restricted stock shall be paid at the end of each quarter on the basis of 6.4 below.
6.2 Additional Compensation. In addition to the annual compensation set forth in Section 6.1 of this Agreement, the Employee may be paid a bonus or bonuses during each year, as determined at the sole discretion of the Company’s Board of Directors based on the Board’s evaluation of the Employee’s definable efforts, accomplishments and similar contributions. A plan will be established no later than June 1, 2008, commonly between the Employee and the Chairman of the Company’s Board of Directors, to set goals to be reached for 2008 (for subsequent years, a plan will be established by December 31st of the prior year). If the goals set forth in the above-described plan(s) are reached, the Employee will be entitled to receive a bonus equal to fifty percent (50%) of his annual compensation. Such bonus will be paid, half in cash and the other half in restricted stock, between January 1 and March 15 of the year following the year in which the bonus is earned.
6.3 Equity Compensation. In addition to the annual compensation set forth in Section 6.1 of this Agreement, the Employee will be entitled to receive an aggregate amount of 1.5 million shares of restricted stock, payable as follows: 500,000 shares upon the Commencement Date; 500,000 shares twelve (12) months after the Commencement Date; and 500,000 shares twenty-four (24) months after the Commencement Date.
6.4 Restricted Stock Terms. All references to restricted stock in this Agreement refer to restricted shares of common stock of the Company. The fair market value of restricted stock of the Company to be paid to the Employee in accordance with Sections 6.1, 6.2, or 6.3 of this Agreement will be determined based on the average fair market value of the Company’s restricted stock for the quarter ending immediately before the corresponding payment is to be made.
7. Fringe Benefits. Employee shall be entitled to all fringe benefits which the Company or its subsidiaries may make available from time-to-time for persons with comparable positions and responsibilities. Without limitation, such benefits shall include participation in any life and disability insurance programs, profit incentive plans, pension or retirement plans, and bonus plans as are maintained or adopted from time-to-time by the Company. The Company shall also provide Employee with medical and dental group insurance coverage or equivalent coverage for Employee and his dependents. The medical and dental insurance coverage shall be available beginning on the Commencement Date and shall continue to be available throughout the term of this Agreement. It is understood by the Company that Employee is currently covered by a favorable plan from his former employer and therefore, for as long as the Employee continues to be covered under his former employer’s plan, the Company agrees to reimburse the Employee a monthly cash amount equivalent to the amount the Employee is required to pay for the former employer’s plan promptly upon receipt of proof of payment by the Employee of such amount. In addition, the Company will make a cash payment to the Employee each month in the amount that is the difference between the amount that the Company would pay for the Employee’s medical and dental insurance in its own corporate health plan and the amount reimbursed to the Employee in accordance with the preceding sentence, until such time as the Employee becomes covered under the Company’s health plan.

8. Office and Staff. In order to enable the Employee to discharge his obligations and duties pursuant to this Agreement, the Company agrees that it shall provide suitable office space for the Employee in Hawthorne, California, together with all necessary and appropriate supporting staff and secretarial assistance, equipment, stationery, books and supplies. The Employee agrees that the office space and supporting staff presently in place is suitable for the purposes of this Agreement. The Company agrees to provide at its expense parking for one vehicle by the Employee at the Company’s executive offices.
9. Reimbursement of Expenses. The Company shall reimburse the Employee for all reasonable travel, mobile telephone, promotional and entertainment expenses incurred in connection with the performance of the Employee’s duties hereunder, subject to Section 10 of this Agreement with respect to automobile expenses. The Employee’s reimbursable expenses shall be paid promptly by the Company upon presentment by the Employee of an itemized list of invoices describing such expenses. All compensation provided in Sections 6, 7, and 9 of this Agreement shall be subject to customary withholding tax and other employment taxes, to the extent required by law. In addition, the Employee will receive an amount of $32,000 to cover his moving expenses and the early termination of his current lease in Houston. The moving expense reimbursement will be paid as soon as practicable following the Commencement Date, but in no event later than December 31, 2008. For a period not to exceed three months the Company will also pay for temporary living in Los Angeles. If any reimbursement of expenses under this Section 9 is includible in the Employee’s gross income, (a) the reimbursement of any such expenses in any calendar year shall not affect the amount of expenses that are reimbursed in any other calendar year, (b) the Employee’s right to reimbursement for such expenses shall not be subject to liquidation or exchange for any other benefit, and (c) reimbursement shall be made on or before December 31 of the calendar year following the calendar year in which the expense was incurred.
10. Automobile. Notwithstanding anything else herein to the contrary, the Company shall pay to the Employee a fixed amount equal to $800 per month on the last day of each month during the term of this Agreement as reimbursement to the Employee on a non-accountable basis of all expenses incurred by the Employee for the use of his automobile for Company business purposes, including but not limited to depreciation, repairs, maintenance, gasoline and insurance. After the expiration of the first year of the term of this Agreement, the Company’s Board of Directors will review and may in its discretion determine to increase the Employee’s automobile allowance, or authorize the Company to lease an automobile for the Employee. The Employee shall not be entitled to any other reimbursement for the use of his automobile for business purposes.
11. Vacation. The Employee shall be entitled to four (4) weeks of paid vacation per year or pro rata portion of each year of service by the Employee under this Agreement. The Employee shall be entitled to the holidays provided in the Company’s established corporate policy for employees with comparable duties and responsibilities.
12. Rights In And To Inventions And Patents.
12.1 Description of Parties’ Rights. The Employee agrees that with respect to any inventions made by him or the Company during the term of this Agreement, solely or jointly with others, (i) which are made with the Company’s equipment, supplies, facilities, trade secrets or time, or (ii) which relate to the business of the Company or the Company’s actual or demonstrably anticipated research or development, or (iii) which result from any work performed by the Employee for the Company, such inventions shall belong to the Company. The Employee also agrees that the Company shall have the right to keep such inventions as trade secrets, if the Company chooses.

12.2 Disclosure Requirements. For purposes of this Agreement, an invention is deemed to have been made during the term of this Agreement if, during such period, the invention was conceived or first actually reduced to practice. In order to permit the Company to claim rights to which it may be entitled, the Employee agrees to disclose to the Company in confidence the nature of all patent applications filed by the Employee during the term of this Agreement.
13. Termination. This Agreement may be terminated in the following manner and not otherwise:
13.1 Mutual Agreement. This Agreement may be terminated by the mutual written agreement of the Company and Employee to terminate. In the event of the Employee’s termination by mutual written agreement of the Company and Employee under this Section, the Employee will receive any accrued and unpaid salary through the date of such termination, and accrued but unpaid bonus, if any, with respect to the year of termination and/or the prior year, if such bonus remains unpaid as of the date of termination, paid in a single cash payment, in accordance with the Company’s regular payroll practice for the Employee.
13.2 Termination by the Employee for Good Reason. Employee may terminate his employment with the Company for Good Reason (as defined below). Any of the following shall constitute “Good Reason” for purposes of this Agreement, to the extent not consented to in writing by the Employee (where the Employee’s failure to give such consent shall not be a breach of any provision of this Agreement): (a) removal of the Employee from his position as the Chief Operating Officer or President of the Company or other material reduction in his authority or responsibility, in connection with his employment; (b) any material breach by the Company of this Agreement; (c) any material reduction in the Employee’s annual compensation, as then in effect; or (d) the relocation of the Employee’s principal place of employment to a location that is more than 50 miles from such prior location of employment. None of the foregoing shall constitute Good Reason unless and until (x) Employee shall have given the Company written notice, not more than ninety (90) days from the initial existence of the Good Reason condition, specifying in reasonable detail the facts or circumstances alleged to constitute Good Reason, (y) the Company shall not have cured the applicable Good Reason condition within thirty (30) days of receiving such written notice from the Employee, and (z) the Employee shall have had a termination of employment within twelve (12) months of the initial existence of the Good Reason condition.
13.3 Termination by the Company for Breach. The Company may at its option terminate this Agreement in the event that the Employee intentionally performs his duties in bad faith under this Agreement, or breaches his fiduciary duty to the Company, to the Board of Directors or to the Company’s shareholders; provided, however, that the Company shall give the Employee written notice of specific instances for the basis of any termination of this Agreement by the Company pursuant to Section 13.3 of this Agreement. Employee shall have a period of thirty (30) days after said notice in which to cease the alleged violations before the Company may terminate this Agreement. If Employee ceases to commit the alleged violations within said thirty (30) day period, the Company may not terminate this Agreement pursuant to this Section. If Employee continues to commit the alleged violations after said thirty (30) day period, the Company may terminate this Agreement immediately upon written notification to Employee. Notwithstanding anything else herein to the contrary, if the Employee is removed pursuant to Section 13.3 of this Agreement, the Employee shall receive all of the benefits provided in Section 14(c) of this Agreement, regardless of the terms and conditions of the Company’s Stock Option Plan or any existing stock option agreements or any amendments thereto governing the options described in Section 14(c) of this Agreement. In the event of the Employee’s termination by the Company for breach under this Section, the Employee will receive any accrued and unpaid salary through the date of such termination, and accrued but unpaid bonus, if any, with respect to the year of termination and/or the prior year, if such bonus remains unpaid as of the date of termination, paid in a single cash payment, in accordance with the Company’s regular payroll practice for the Employee.

13.4 Termination Upon Death. This Agreement shall terminate upon the death of the Employee. In the event of the Employee’s death, the Company will pay the Employee’s surviving spouse (or estate if there is no surviving spouse) the Employee’s accrued and unpaid salary through the Employee’s date of death, and accrued but unpaid bonus, if any, with respect to the year of the Employee’s death and/or the prior year, if such bonus remains unpaid as of the Employee’s date of death, in a single cash payment as soon as practicable.
13.5 Termination Upon the Disability of the Employee. This Agreement shall terminate upon the disability of the Employee. As used in the previous sentence, the term “disability” shall mean the complete disability to discharge Employee’s duties and responsibilities for a continuous period of not less than six (6) months during any calendar year. Any physical or mental disability which does not prevent Employee from discharging his duties and responsibilities in accordance with usual standards of conduct as determined by the Company in its reasonable opinion shall not constitute a disability under this Agreement. In the event of the Employee’s termination because of disability under this Section, the Employee will receive any accrued and unpaid salary through the date of such termination, and accrued but unpaid bonus, if any, with respect to the year of termination and/or the prior year, if such bonus remains unpaid as of the date of termination, paid in a single cash payment, in accordance with the Company’s regular payroll practice for the Employee.
13.6 Other Termination by Employee. If this Agreement is terminated by Employee in writing for other than Good Reason (i.e., voluntary resignation) then (a) Employer shall not be entitled to assert any claim against the Employee for consequential or indirect damages or for lost profits as a result of the termination, and (b) Employee shall not be entitled to any rights set forth in Section 14 of this Agreement, except that Employee shall be entitled to the right to exercise vested stock options, if any, for a period of ninety (90) days after the date of the written notification of termination by the Employee. In the event of the Employee’s termination for any reason under this Section, the Employee will receive any accrued and unpaid salary through the date of such termination, and accrued but unpaid bonus, if any, with respect to the year of termination and/or the prior year, if such bonus remains unpaid as of the date of termination, paid in a single cash payment, in accordance with the Company’s regular payroll practice for the Employee.
14. Involuntary Termination. If this Agreement is terminated by the Employee pursuant to Section 13.2 of this Agreement, or by the Company, in any manner except specifically in accordance with Section 13.1 or 13.3, 13.4 or 13.5 of this Agreement, then (a) the Company shall immediately pay to the Employee a lump sum payment equal to the sum of the Employee’s entire remaining annual compensation for the year of termination and accrued but unpaid bonus, if any, with respect to the year of termination and/or the prior year, if such bonus remains unpaid as of the date of termination, payable at that time pursuant to Sections 6.1 and 6.2 herein, respectively, plus an additional lump sum equal to twenty-four (24) months of his last monthly payment on record (b) the Employee shall be entitled to all of the benefits under Section 7 of this Agreement, as amended, through the end of the term of this Agreement, (c) if applicable, all unvested stock options owned by the Employee will immediately vest, the Employee shall be entitled to exercise all vested stock options which he owns for the entire remaining exercise period of the stock options, no such stock options shall terminate prior to said expiration dates, and no “severance” shall be deemed to have occurred under the Company’s Stock Option Plan or under existing Stock Option Agreements covering said stock options, and (d) the Employee shall be entitled receive the payments of restricted stock in accordance with Section 6.3 of this Agreement. It is specifically agreed that in such event the Employee shall have no duty to mitigate his damages by seeking comparable, inferior or different employment.
15. Indemnification of the Employee. Pursuant to the provisions and subject to the limitations of the California Corporations Code, and in particular Sections 204 and 317 therein, the Company shall indemnify and hold the Employee harmless as provided in Sections 15.1, 15.2 and 15.3 of this Agreement. The Company shall, upon the request of the Employee, assume the defense and directly bear all of the expense of any action or proceedings which may arise for which the Employee is entitled to indemnification pursuant to this Section.

15.1 Indemnification of the Employee for Actions by Third Parties. The Company hereby agrees to indemnify and hold the Employee harmless from any liability, claims, fines, damages, losses, expenses, judgments or settlements actually incurred by him, including but not limited to reasonable attorneys’ fees and costs actually incurred by him as they are incurred, as a result of the Employee being made at any time a party to, or being threatened to be made a party to, any proceeding (other than an action by or in the right of the Company, which is addressed in Section 15.2 of this Agreement), relating to actions the Employee takes within the scope of his employment as the Chief Operating Officer of the Company or in any other employment capacity, or in his role as a director of the Company, provided that the Employee acted in good faith and in a manner he reasonably believed to be in the best interest of the Company and, in the case of a criminal proceeding, had no reasonable cause to believe his conduct was unlawful.
15.2 Indemnification of the Employee for Actions in the Right of the Company. The Company hereby agrees to indemnify and hold the Employee harmless from any liability, claims, damages, losses, expenses, judgments or settlements actually incurred by him, including but not limited to reasonable attorneys’ fees and costs actually incurred by him as they are incurred, as a result of the Employee being made a party to, or being threatened to be made a party to, any proceeding by or in the right of the Company to procure a judgment in its favor by reason of any action taken by the Employee as an officer, director or agent of the Company, provided that the Employee acted in good faith in a manner he reasonably believed to be in the best interests of the Company and its shareholders, and provided further, that no indemnification by the Company shall be required pursuant to this Section 15.2 (a) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (b) for acts or omissions that the Employee believed to be contrary to the best interests of the Company or its shareholders or that involve the absence of good faith on the part of the Employee, (c) for any transaction from which the Employee derived an improper personal benefit, (d) for acts or omissions that show a reckless disregard by the Employee of his duties to the Company or its shareholders in circumstances in which the Employee was aware, or should have been aware, in the ordinary course of performing his duties, of a risk of serious injury to the Company or its shareholders, (e) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the Employee’s duties to the Company or its shareholders, or (f) for any other act by the Employee for which the Employee is not permitted to be indemnified under the California Corporations Code. Furthermore, the Company has no obligation to indemnify the Employee pursuant to this Section 15.2 in any of the following circumstances:
(A) In respect of any claim, issue, or matter as to which the Employee is adjudged to be liable to the Company in the performance of his duties to the Company and its shareholders, unless and only to the extent that the court in which such action was brought determines upon application that, in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnity for the expenses and then only in the amount that the court shall determine.
(B) In the event of the application of Section 15.2(A), then for amounts paid in settling or otherwise disposing of a threatened or pending action without court approval.
(C) In the event of the application of Section 15.2(A), then for expenses incurred in defending a threatened or pending action which is settled or otherwise disposed of without court approval.

15.3 Reimbursement. In the event that it is determined by a trier of fact that the Employee is not entitled to indemnification by the Company pursuant to Sections 15.1 or 15.2 of this Agreement, then the Employee is obligated to reimburse the Company for all amounts paid by the Company on behalf of the Employee pursuant to the indemnification provisions of this Agreement. In the event that the Employee is successful on the merits in the defense of any proceeding referred to in Sections 15.1 or 15.2 of this Agreement, or any related claim, issue or matter, then the Company will indemnify and hold the Employee harmless from all fees, costs and expenses actually incurred by him in connection with the defense of any such proceeding, claim, issue or matter.
16. Assignability of Benefits. Except to the extent that this provision may be contrary to law, no assignment, pledge, collateralization or attachment of any of the benefits under this Agreement shall be valid or recognized by the Company. Except as provided by law, payment provided for by this Agreement shall not be subject to seizure for payment of any debts or judgments against the Employee, nor shall the Employee have any right to transfer, modify, anticipate or encumber any rights or benefits hereunder; provided that any stock issued by the Company to the Employee pursuant to this Agreement shall not be subject to Section 16 of this Agreement.
17. Directors’ and Officers’ Liability Insurance. The Employee will be added to the directors’ and officers’ liability insurance for the officers and directors of the Company, which would include the same coverage for the Employee. The Company covenants to maintain in effect a directors’ and officers’ liability insurance policy on the same terms and conditions as applicable to all other officers and directors of the Company.
18. Notice. All notices and other communications required or permitted hereunder shall be in writing or in the form of a telex or telecopy (confirmed in writing) to be given only during the recipient’s normal business hours unless arrangements have otherwise been made to receive such notice by telex or telecopy outside of normal business hours, and shall be mailed by registered or certified mail, postage prepaid, or otherwise delivered by hand, messenger, or telex or telecopy (as provided above) addressed (a) if to the Employee, at the address for such Employee set forth on the signature page hereto or at such other address as such Employee shall have furnished to the Company in writing or (b) if to the Company, to its principal executive offices and addressed to the attention of the Chairman of the Board, or at such other address as the Company shall have furnished in writing to the Employee.
In case of the Company:

Cereplast, Inc.
3433 El Segundo Boulevard
Hawthorne, California 90250

Attention: Chairman of the Board of Directors

Telephone Number: (310) 676-5000
Facsimile Number: (310) 676-5003

In case of the Employee:

Mr. Randy Woelfel
6665 Vista Del Mar
Playa Del Rey, CA 90293
19. Attorneys’ Fees. In the event that any of the parties must resort to legal action in order to enforce the provisions of this Agreement or to defend such suit, the prevailing party shall be entitled to receive reimbursement from the nonprevailing party for all reasonable attorneys’ fees and all other costs incurred in commencing or defending such suit.

20. Entire Agreement. This Agreement embodies the entire understanding among the parties and merges all prior discussions or communications among them, and no party shall be bound by any definitions, conditions, warranties, or representations other than as expressly stated in this Agreement or as subsequently set forth in a writing signed by the duly authorized representatives of all of the parties hereto.
21. No Oral Change; Amendment. This Agreement may only be changed or modified and any provision hereof may only be waived by a writing signed by the party against whom enforcement of any waiver, change or modification is sought. This Agreement may be amended only in writing by mutual consent of the parties.
22. Severability. In the event that any provision of this Agreement shall be void or unenforceable for any reason whatsoever, then such provision shall be stricken and of no force and effect. The remaining provisions of this Agreement shall, however, continue in full force and effect, and to the extent required, shall be modified to preserve their validity.
23. Applicable Law. This Agreement shall be construed as a whole and in accordance with its fair meaning. This Agreement shall be interpreted in accordance with the laws of the State of California, and venue for any action or proceedings brought with respect to this Agreement shall be in the County of Los Angeles in the State of California.
24. Successors and Assigns. Each covenant and condition of this Agreement shall inure to the benefit of and be binding upon the parties hereto, their respective heirs, personal representatives, assigns and successors in interest. Without limiting the generality of the foregoing sentence, this Agreement shall be binding upon any successor to the Company whether by merger, reorganization or otherwise.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

COMPANY:	CEREPLAST, INC.
a Nevada corporation

Attest:

Frederic Scheer, Chief Executive Officer, and
Chairman of the Board of Directors

EMPLOYEE:

Randy G. Woelfel

6665 Vista Del Mar
Playa Del Rey, CA 90293
Telephone Number: 443-945-1685
Email: rgwoelfel@yahoo.com